Results of Shareholder Meeting (Unaudited)
At a special meeting of shareholders of MFS Institutional International Equity Fund, which was held on November 1, 2001, the following actions were taken: Item
1. Trustees of the Trust were elected as follows:

Nominee
Number of Shares For

Jeffrey L. Shames 3,724,323.169
John W. Ballen 3,724,323.169
Lawrence H. Cohn 3,724,323.1690
J. David Gibbons 3,724,323.169
William R. Gutow 3,724,323.169
J. Atwood Ives 3,724,323.169
Abby M. O'Neill 3,724,323.169
Lawrence T. Perera 3,724,323.169
William J. Poorvu 3,724,323.169
Arnold D. Scott 3,724,323.169
J. Dale Sherratt 3,724,323.169
Elaine R. Smith 3,724,323.169
Ward Smith 3,724,323.169
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares
For 3,724,323.169

Against
Abstain
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For 3,724,323.169

Against
Abstain
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 3,724,323.169

Against
Abstain
Item 5. To change the investment policy relating to investment in common stocks and other types of securities from fundamental to nonfundamental.
(Item 5 is not applicable for the MFS Institutional International Equity Fund.) Number of Shares
For
Against
Abstain
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending June 30, 2002.
Number of Shares
For 3,724,323.169
Against
Abstain